UNITED STATES OF AMERICA
                                   BEFORE THE
                            FEDERAL ENERGY REGULATORY
                                   COMMISSION



Atlantic City Electric Company          )    Docket No. ECOO-___-000
Delmarva Power & Light Company          )
PECO Energy Company                     )



                       JOINT APPLICATION OF ATLANTIC CITY
                       ELECTRIC COMPANY, DELMARVA POWER &
                     LIGHT COMPANY, AND PECO ENERGY COMPANY
                        FOR AUTHORIZATION OF THE SALE OF
                            JURISDICTIONAL FACILITIES



December 9, 1999

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION



Atlantic City Electric Company          )    Docket No. EC00-_____-00
Delmarva Power & Light Company          )
PECO Energy Company                     )



                       JOINT APPLICATION OF ATLANTIC CITY
                       ELECTRIC COMPANY, DELMARVA POWER &
                     LIGHT COMPANY, AND PECO ENERGY COMPANY
                        FOR AUTHORIZATION OF THE SALE OF
                            JURISDICTIONAL FACILITIES

I.   INTRODUCTION

          This Application is submitted on behalf of Atlantic City Electric Company (ACE), Delmarva Power & Light Company (DP&L), and PECO Energy Company
(PECO) (collectively, Applicants). Pursuant to Section 203 of the Federal Power Act (FPA), the Applicants seek Commission approval for a transfer of ownership interests in jurisdictional transmission facilities associated with Peach Bottom Atomic Power Station (Peach Bottom). ACE and DP&L, subsidiaries of Conectiv, seek to divest their interests in Peach Bottom in connection with state restructuring proceedings in Delaware, Maryland, and New Jersey. In each of these states, retail electric customers have been given the ability to choose alternative electric suppliers or will have such ability in the year 2000. The proposed transaction is in the public interest and should be approved.

     A.   Description Of The Proposed Transaction

          The power plant (and associated transmission facilities) that is the subject of the proposed transaction is currently owned jointly by the Applicants (along with Public Service Electric and Gas Company (PSE&G)),1/ as more fully described below.

          1.   Peach Bottom

          Peach Bottom is a nuclear plant located in York County, Pennsylvania. It has a summer capacity of 2,186 MW and includes jurisdictional transmission facilities described below. ACE and DP&L each own a 7.51 percent interest in Peach Bottom; PECO and PSE&G each own a 42.49 percent interest in that facility. Under the proposed transaction, ACE and DP&L will both transfer one-half of their interests (3.755 percent each) to PECO. In a separate transaction, ACE & DP&L will both transfer one-half of their interests (3.755 percent each) to PSEG Nuclear.2/ After the proposed transactions, PECO and PSEG Nuclear each will own a fifty percent interest in Peach Bottom. PECO operates Peach Bottom today and will continue to do so after the transaction proposed herein.

---------------

1/ It is anticipated that, by the time of closing, PSE&G will have transferred its interest in Peach Bottom to PSEG Nuclear LLC (PSEG Nuclear). See Pub. Serv. Elec. & Gas Co., et al., 88 FERC paragraph 61,299 at 61,916-17 (1999) (granting approval for such transfer).

2/ PSEG Nuclear is a wholly-owned subsidiary of PSEG Power LLC. PSEG Power LLC is the named purchaser on the purchase agreements, attached hereto as Attachment B. However, the purchase agreements provide that PSEG Power LLC may assign its rights, interests, obligations, and remedies to an affiliate. PSEG Power LLC intends to transfer the right to purchase the interests in the nuclear plant to PSEG Nuclear.

     B.   The Proposed Transaction Is Consistent With The Public Interest

          The proposed transaction is consistent with the public interest. It will not adversely affect competition, will not raise rates for wholesale customers, and will not impair state or federal regulation. Although a showing of affirmative benefits to the public is not required by the FPA, the proposed transaction will benefit the public interest by facilitating the restructuring of the electric power industry in the Mid-Atlantic region.

          1. The proposed transaction will have no adverse effect on competition

          As shown in the attached Affidavit of Bruce Sloan, a principal in the firm of PHB Hagler Bailly, the proposed transaction will have no adverse effect on competition. Ms. Sloan's market power analysis demonstrates that the proposed transaction will not significantly increase market concentration and will not create market power concerns within the relevant geographic markets.

          2.   The proposed transaction will have no adverse effect on rates

          PECO does not have any captive or cost-based wholesale power sales customers.

          The proposed transaction will have no material effect on wholesale sales made by ACE or DP&L. ACE has no wholesale customers. As more fully explained below, most of DP&L's wholesale customers are served under contracts with fixed (or fixed escalator) demand and energy charges and without fuel clauses. Thus, the proposed transaction can have no negative effects on these customers. Additionally, DP&L serves two wholesale customers under soon-to-expire contracts that contain fuel clauses. As shown below, the proposed transaction is unlikely to materially impact the rates of these wholesale customers.

          PECO's retail ratepayers will be protected by Pennsylvania's retail access plan. Retail ratepayers of ACE and DP&L will be protected by the retail access plans in Delaware, Maryland, and New Jersey. DP&L's Virginia retail customers would be affected only to the extent permitted by the Virginia State Corporation Commission (VSCC), which retains jurisdiction over DP&L's Virginia retail rates.

          Transmission rates will continue to be those charged pursuant to the PJM tariff.

          3. The proposed transaction will have no adverse effect on regulation

          Finally, the proposed transaction will not have any adverse effect on either state or federal regulation. The divestiture of ACE's and DP&L's interests in Peach Bottom must be approved by the Pennsylvania Public Utility Commission (PPUC) and the New Jersey Board of Public Utilities (NJBPU). Filings with the Delaware Public Service Commission (DPSC), the Maryland Public Service Commission (MPSC), and the VSCC also will be made in order to obtain specific public-interest findings under the Public Utility Holding Company Act (PUHCA) or applicable state law. This Commission will continue to exercise jurisdiction over all of the wholesale transactions of PECO. The proposed transaction will not result in any transfer of jurisdiction from this Commission to the Securities and Exchange Commission (SEC).

          Because the proposed transaction is consistent with the public interest, Applicants request that the Commission grant its approval.

II.  OVERVIEW OF THE PROPOSED TRANSACTION

     A.   Description Of The Parties

          1.   ACE

          ACE is a public utility that owns and operates electric generation, transmission, and distribution facilities that it uses to supply retail electric service in New Jersey. ACE is a wholly-owned subsidiary of Conectiv, a registered public utility holding company under PUHCA. ACE is the owner, in whole or in part, of 1,303 MW of summer net capacity in fossil-fired generating stations (including turbines and peaking units), and 390 MW of summer net capacity in nuclear generating stations. ACE is a member of the PJM Power Pool and has made its transmission facilities available for open access transmission service pursuant to the PJM Open Access Transmission Tariff administered by the PJM Interconnection, L.L.C., an Independent System Operator.

          2.   DP&L

          DP&L is a public utility that owns and operates electric generation, transmission, and distribution facilities that it uses to supply retail electric service in the Delmarva Peninsula, comprised of Delaware, the Eastern Shore counties of Maryland, and Virginia. DP&L provides separately-tariffed wholesale sales service to ten customers in addition to various wholesale transactions undertaken pursuant to an approved market-based rate tariff. DP&L also is a wholly-owned subsidiary of Conectiv, a registered public utility holding company under PUHCA. DP&L is the owner, in whole or in part, of 2,373 MW of summer net capacity in fossil-fired generating stations (including turbine and peaking units), and 328 MW of summer net capacity in nuclear generating stations. DP&L is a member of the PJM Power Pool and has made its transmission facilities available for open access transmission service pursuant to the PJM Open Access Transmission Tariff administered by the PJM Interconnection. L.L.C., an Independent System Operator.

          3.   PECO

          PECO is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with its principal office in Philadelphia, Pennsylvania. PECO is a "public utility" under Section 201 of the FPA. PECO is affiliated with the following jurisdictional subsidiaries: AmerGen Energy Company L.L.C. (AmerGen), a limited liability company formed with British Energy, Inc. to acquire and operate nuclear generating assets, of which PECO owns a fifty percent interest; Horizon Energy, Inc. d/b/a Exelon Energy, an affiliated power marketer; PECO Energy Power Company; Susquehanna Electric Company; and Susquehanna Power Company.

          PECO currently owns approximately 9,200 MW of generating capacity, all of which is located in PJM. PECO also owns approximately 1,121 miles of high voltage transmission lines, all of which are controlled by PJM.

          PECO serves approximately 1.5 million electricity customers and provides natural gas service to more than 400,000 customers in Pennsylvania. Pursuant to the Electricity Generation Customer Choice and Competition Act and as a part of a settlement approved by the PPUC authorizing PECO's retail access program (the Settlement), PECO has implemented a full-scale retail access program in its service area under which retail customers may purchase their electric generation supplies from alternative suppliers. Under the program, PECO is phasing in full retail access over two years. As of the date of this Application, two-thirds of the retail loads in PECO's service territory are free to choose their electric service provider. By January 1, 2000, all retail customers in PECO's territory will have that freedom. PECO remains the provider of electric distribution services in its service territory. As part of the restructuring of the Pennsylvania utility market, retail ratepayers received a rate decrease in 1999 and will receive an additional rate decrease in 2000, PECO's distribution charges are capped through June 30, 2005, and the total charges to customers generally cannot exceed PECO's rates that were on file as of December 31, 1996.

          The Commonwealth of Pennsylvania recently enacted legislation under which retail gas customers will also be entitled to purchase their gas supply requirements from alternative suppliers. Upon the implementation of the legislation, PECO will not hold any exclusive franchises to sell gas to retail customers, although it expects it will serve as a provider of last resort to its existing retail gas customers and continue to provide distribution services to those "provider of last resort" customers.

     B.   Description Of The Divestiture And Sale Of Peach Bottom

          As noted above, Peach Bottom currently is owned by ACE, DP&L, PECO, and PSE&G.3/ ACE owns a 7.51 percent interest in Peach Bottom. DP&L owns a 7.51 percent interest. PECO owns a 42.49 percent interest and PSE&G owns a 42.49 percent interest. The plant is operated by PECO. Under the proposed transaction (and a separate transaction with PSEG Nuclear), ACE and DP&L each will transfer one-half of its interest (3.755 percent each) to PECO and one-half of its interest (3.755 percent each) to PSEG Nuclear. Consequently, after the proposed transactions, PECO and PSEG Nuclear each will have a fifty percent share in Peach Bottom. PECO will continue to operate Peach Bottom. As provided in the Purchase Agreements, proportionate shares of DP&L's and ACE's nuclear decommissioning trust fund balances will be transferred to PECO's decommissioning trust funds for Peach Bottom.

III. THE PROPOSED TRANSACTION IS CONSISTENT WITH THE PUBLIC
     INTEREST

     A.   The Proposed Transaction Meets The Requirements Of The FPA

          Section 203 of the FPA provides that the Commission "shall approve" the disposition of jurisdictional facilities if such disposition is "consistent with the public interest." Thus, the Commission should approve an application pursuant to Section 203 if the applicant demonstrates that the transaction is compatible with the public interest.4/ As shown below, the proposed transaction

---------------

3/   See note 1, supra.

4/ Pacific Power & Light v. FPC, 111 F.2d 1014,1016-17 (9th Cir. 1940); Kansas Power & Light Co., 54 FERC paragraph 61,077 at 61,251-52 (1991).

is consistent with the public interest because it will not adversely affect competition, will not adversely impact rates, and will not impair either state or federal regulation. Although a showing of affirmative benefits to the public is not required under Section 203,5/ the proposed transaction will affirmatively benefit the public interest because it will facilitate the restructuring of the electric power industry in the Mid-Atlantic region.

     B. The Proposed Transaction Meets The Requirements Of The Merger Policy Statement

          In its Merger Policy Statement, the Commission adopted a three-part test for evaluating whether a proposed merger or acquisition is consistent with the public interest.6/ Under this test, the Commission will approve an acquisition if the applicant shows that the acquisition will not have negative effects on competition, on wholesale rates, and on the effectiveness of regulation by state and federal agencies. In recent orders, the Commission has applied the same three-part test to Section 203 applications involving the transfer of generation assets and related jurisdictional transmission facilities.7/

---------------

5/   Id.

6/ Merger Policy Statement, Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act: Policy Statement, Order No. 592, FERC Stats. & Regs. paragraph 30,110 (1996) (Merger Policy Statement), on reh'g, Order No. 592-A, 79 FERC paragraph 61,321 (1997).

7/   See, e.g., New York State Elec. & Gas Corp., 86 FERC paragraph 61,020
     (1999), reh'g denied, 86 FERC paragraph 61,284 (1999); Boston Edison Co., 82 FERC paragraph 61,311 (1998); New England Power Co., 82 FERC paragraph 61,179 (1998), on reh'g, 83 FERC paragraph 61,275 (1998).

          1.   The Proposed Transaction Will Have No Adverse
               Effect On Competition

          The proposed transaction will not adversely affect competition. The attached Affidavit of Ms. Bruce Sloan explains that the Commission should approve the proposed transaction because it will not create market power problems within the relevant markets. Ms. Sloan's analysis treats as a single transaction both (i) the purchase by PECO that is the subject of this Application, and (ii) the concurrent transfer to PSEG Nuclear of one-half of ACE's and one-half of DP&L's interest in Peach Bottom, the transfer of all of ACE's and DP&L's interests in Salem Nuclear Generating Station to PSEG-Nuclear, and the transfer of all of ACE's interest in Hope Creek Nuclear Generating Station to PSEG Nuclear, that are the subject of another application filed in a separate docket. This is a conservative approach because the combined transaction will have a larger impact on market concentration than will each separate transaction. In addition, all the generation assets owned by any affiliate of PSEG Nuclear are included as if controlled by a single entity, as are the generation assets owned by any affiliate of PECO.

          Ms. Sloan's analysis consists of two parts. First, it examines energy and short-term capacity products by defining the relevant geographic markets using the Commission's traditional Tier 1 analysis, with PJM as the hub. Second, it conducts an Appendix A analysis in accordance with the Commission's Merger Guidelines.8/ Although the Commission has indicated that an Appendix A analysis

---------------

8/   See Merger Policy Statement at 30,128-37.

may not be necessary in divestiture proceedings,9/ Ms. Sloan presents both a hub-and-spoke analysis and an Appendix A analysis. Both of these analyses show that the proposed transaction will not adversely affect competition. Ms. Sloan's analysis reflects updated assumptions concerning the ownership of generation and, in particular, reflects the significant amount of divestiture that is currently underway.

          The Commission has held that, in the PJM market, which is in the midst of transitioning to retail competition, economic capacity provides the appropriate measure for purposes of analyzing market power, and that no analysis of uncommitted capacity (i.e., economic capacity in excess of "native load") is necessary.10/ Accordingly, Ms. Sloan examines economic capacity as the relevant product market.

---------------

9/ See, e.g., Central Maine Power Co., 85 FERC paragraph 61,272 at 62,090 n.10 and 62,092 (1998) (noting in an asset divestiture case that the Applicants had submitted a market concentration study that did not "comport with the Appendix A screen analysis enunciated in the Commission's merger policy statement," and holding that "[w]ith respect to the Divestiture Transaction's potential effect on competitors in the NEPOOL region, we agree with Applicants that an Appendix A screen analysis is unnecessary in this instance"); cf. New England Power Co., 82 FERC paragraph 61,179 at 61,662 (1998) (holding that the hub-and-spoke test was an appropriate test for analyzing market power when requesting market-based rate authority "and that the Merger Guidelines analysis need be submitted only if the applicant is unable to demonstrate a lack of generation dominance with the hub-and-spoke test"), order on clarification, 83 FERC paragraph 61,275
     (1998).

10/ See EME Homer City, L.P., 86 FERC paragraph 61,016 at 61,039 (1999) (explaining that when the underlying market is transitioning to retail competition and the applicant is purchasing a divested generating unit that is currently used to serve native load, installed capacity "provides the more relevant information about generation dominance").

          In its traditional Tier 1, hub-and-spoke analysis, the Commission has established a twenty percent safe harbor.11/ That is, firms that possess less than a twenty percent market share are deemed incapable of exercising market power. Ms. Sloan's Tier 1 analysis shows that, both before and after the proposed transaction, Applicants' market shares are below twenty percent.

          The Commission's Appendix A guidelines establish safe harbor thresholds based on the Department of Justice/Federal Trade Commission Merger Guidelines. Those guidelines rely upon an analysis, both pre- and post-merger, of the Herfindahl-Hershman Index (HHI) for each relevant market. A market with a post-merger HHI of 1000 or less is considered unconcentrated and the merger is presumed to raise no market power concerns. A market with a post-merger HHI of between 1000 and 1800 is considered moderately concentrated and the merger is presumed to raise no market power concerns if the merger results in an HHI change of no more than 100. A market with a post-merger HHI of over 1800 is considered highly concentrated and the merger is presumed to raise no market power concerns if the merger results in an HHI change of no more than 50.

          For the Appendix A analysis, Ms. Sloan designates PJM as the relevant geographic market. In EME Homer City Generation, L.P., the Commission determined that PJM should be considered one destination market because it has an ISO and a

---------------

11/  See, e.g., New England Power Pool, 85 FERC paragraph 61,379 at 62,472
     (1998).

single-system open access transmission tariff.12/ Because transmission constraints can cause purchasers of energy in constrained areas to pay higher transmission charges under PJM's locational marginal price (LMP) mechanism, Ms. Sloan also examined geographic submarkets designated as PJM-West, PJM-Central, and PJM-East. The Commission has approved the designation of these sub-markets in past decisions.13/ Ms. Sloan's Appendix A analysis examines economic capacity over nine different time periods to reflect a broad range of system conditions and across Summer, Winter, and Shoulder seasons.

          Ms. Sloan's analysis shows that after the proposed transaction, all four markets - PJM, PJM-West, PJM-Central, and PJM-East - fall within applicable safe harbor screening thresholds. On a PJM-wide basis, and in PJM-West, the market remains unconcentrated and the HHI is below 1000 in all periods. The PJM-Central market is moderately concentrated, with HHIs ranging between 1016 and 1283. The change in HHI in PJM-Central resulting from the proposed transaction is less than 30, except in the winter and shoulder season off-peak time periods, which show changes of 55 and 43, respectively. This change in HHI should raise no concern because it is well below the 100 point threshold that is of concern for moderately concentrated markets and barely exceeds the 50 point threshold for highly concentrated markets. More significantly, it occurs in an off-peak period, which the Commission has held represents less of a concern than

---------------

12/  See 86 FERC paragraph 61,016 at 61,039 n.3 (1999).

13/ See Atlantic City Elec. Co., 86 FERC paragraph 61,248 at 61,903 (1999), modified on other grounds, 86 FERC paragraph 61,310 (1999).

peak periods.14/ The PJM-East market is also moderately concentrated with HHIs that range between 1096 and 1398. The change in HHI is less than 35, except in the winter off-peak and shoulder season off-peak periods, which show changes of 77 and 59, respectively.15/

          Finally, as Ms. Sloan reports, new entrants to the electricity generation market will not be disadvantaged by the proposed transaction. The Applicants do not control generation sites that could be used to exclude potential competitors. Nor do the Applicants control fuel resources or fuel transportation facilities that could be used to block access to upstream resources.

          In conclusion, Ms. Sloan's analysis demonstrates that the proposed transaction should be approved because it will not cause market power concerns in any relevant market.

          2.   The Proposed Transaction Will Have No Adverse Effect On Rates

          The proposed transaction is consistent with the public interest because it will have no adverse effect on rates.

---------------

14/ In Atlantic City Elec. Co., the Commission approved market-based rates for companies within PJM even though the market power analysis showed higher market shares and concentration measures in off-peak periods. The Commission explained that during off peak periods, "lower demand levels will tend to keep prices low." 86 FERC paragraph 61,248 at 61,903 (1999), modified on other grounds, 86 FERC paragraph 61,310 (1999). The Commission also noted that its traditional analysis of generation dominance focused only on annual system peak and that "[i]mplicit in this traditional analysis is the possibility that, in other hours, market shares are higher than 20 percent ...." Id.

15/ See id (indicating that off-peak periods present less of a concern than do peak periods).

               a.   Transmission rates

          ACE, DP&L, and PECO have transferred control of their transmission assets to the PJM Interconnection, L.L.C. Service over these facilities is provided pursuant to the PJM tariff, approved by the Commission.16/ After the proposed transaction, services still will be provided pursuant to the same tariff and will continue to be administered by the PJM Interconnection, L.L.C. Hence, the proposed transaction will have no adverse impact on transmission rates.

               b.   Wholesale rates

          PECO does not have any captive or cost-based wholesale power sales customers.17/

          ACE has no wholesale customers. DP&L serves ten wholesale customers under full or partial requirements contracts. Seven of these contracts have fixed (or fixed escalator) demand and energy charges without fuel clauses. An eighth contract that contains fixed prices without a fuel clause is with Old Dominion Electric Cooperative (ODEC). That contract was executed on November 29, 1999, and filed with the Commission the next day with a proposed effective date of December 1, 1999. If permitted to go into effect, this contract with ODEC, along with the other seven contracts without fuel clauses, cannot be affected by the proposed transaction.

---------------

16/  Pennsylvania-New Jersey-Maryland Interconnection, 81 FERC paragraph 61,257
     (1997), order on clarification, 82 FERC paragraph 61,068 (1998), request for reh'g denied, 85 FERC paragraph 61,111 (1998), modified by, 86 FERC paragraph 61,247 (1999).

17/  PECO's last remaining cost-based power sales agreement has been terminated.

          DP&L also makes wholesale sales to the Town of Seaford, Delaware (Seaford) and the City of Berlin, Maryland (Berlin). These wholesale sales are made pursuant to contracts that will expire according to their terms in 2003 and 2001, respectively.

          Capacity and non-fuel energy charges for Seaford and Berlin are tied to retail rates in, respectively, Delaware and Maryland. Pursuant to settlements reached in DP&L's Delaware and Maryland retail jurisdictions, DP&L's retail rates are frozen for the next three years. Thus, the proposed transaction will have no effect on the capacity and non-fuel rates charged to these wholesale customers.

          DP&L's wholesale contracts with Seaford and Berlin contain fuel adjustment clauses. Neither of these wholesale contracts contains a commitment to source electricity from a particular generation unit or set of units. The energy from DP&L's interests in Peach Bottom (which represents only about nine percent 18/ of DP&L's system energy needs) will be replaced through interchange and/or bilateral power purchases at PJM market prices. Thus, depending upon market prices, charges for fuel to Seaford and Berlin may be either lower or higher than if the proposed transaction had not occurred. While DP&L does not anticipate that either Seaford or Berlin will be materially impacted by the proposed transaction, particularly given the de minimus time left before these contracts will expire, DP&L would be willing to give these two customers an

---------------

18 The combined sales quantities from Peach Bottom and Sale Nuclear Generating Station provided about 16% of DP&L's system electric output in 1998.

"open season" to permit them to terminate these contracts as of the date of closing of the proposed transaction, or within fourteen months thereafter, and to execute new contracts with DP&L or another wholesale supplier. DP&L commits that it will not collect any related stranded costs from these two customers if they exercise this open season option.19/

               c.   Retail rates

                    (i) Rates paid by retail customers of PECO will remain the same

          As described above, PECO has implemented a retail access program under which all of its retail customers are fully protected from any potential rate impacts of the proposed transaction by their freedom to purchase electric generation services from PECO's competitors and by a state-imposed rate reduction and cap. By order of the PPUC approving PECO's retail access program Settlement, as of January 1, 2000, all of PECO's existing retail electric customers may choose to purchase electric generation services from alternative electric generation suppliers. For those retail electric customers that elect not to take service from an alternative electric generation supplier, PECO will be the provider of last resort (PLR) of generation service for retail electric customers in its service area. The Settlement also provides PLR customers with a rate reduction for the years 1999 and 2000 and a rate cap effective through 2005. PECO's retail customers therefore are protected from any potential rate impacts of the proposed transaction by their right to choose alternative

---------------

19/  Cf. Jersey Cent. Power & Light Co., 87 FERC paragraph 61,014 at 61,039
     (1999).

electric generation suppliers, and PECO's PLR customers are protected by the rate reduction and rate caps embodied as part of the Settlement.

                    (ii) Rates paid by retail customers of ACE and DP&L will
                         be unchanged or remain subject to state regulation

          The sale of interests in Peach Bottom is not likely to have a material effect on the retail rates of customers in any of the retail jurisdictions of ACE or DP&L. ACE's retail rates, subject to the jurisdiction of the NJBPU, have been recently reestablished in a comprehensive retail choice/restructuring proceeding in which a schedule of retail rate reductions was adopted, ultimately reducing rates by ten percent relative to levels in place in 1997, and the rates reflecting the scheduled reductions are capped until July 31, 2003. The sale of interests in the nuclear assets does not affect these scheduled rate reductions.

          DP&L's retail rates are subject to the jurisdiction of the DPSC, the MMPSC, and the VSCC. Pursuant to a comprehensive retail choice/restructuring order, DP&L's retail rates in Delaware are frozen between October 1, 1999 and September 30, 2002 for non-residential rate classes, and between October 1, 1999 and September 30, 2003 for residential rate classes, subject to a limited number of adjustments not applicable here (e.g., extraordinary costs such as new taxes, or new environmental fees and assessments). DP&L's Maryland retail rates will be reset July 1, 2000, under a retail customer choice/restructuring settlement approved by the MPSC, which settlement calls for retail rates to be frozen until June 30, 2003 for non-residential rate classes and until June 30, 2004, for residential rate classes, subject to a limited number of adjustments, not applicable here.20/ DP&L reports to the VSCC monthly fuel costs and its actual earned return each quarter relative to DP&L's authorized rate of return. The sale of Peach Bottom will not affect the VSCC's powers under Virginia law to review the appropriateness of DP&L's base and fuel rates.

          3. The Proposed Transaction Will Have No Adverse Impact On State Or Federal Regulation

          The Commission focuses on two issues when deciding whether a proposed transaction could impair effective regulation: (i) whether the transaction would shift regulatory authority from the Commission to the SEC or otherwise diminish Commission authority and (ii) whether affected states have the authority to act on the proposed sale transaction.21/ The proposed transaction here is consistent with the public interest because it will not impact either federal or state regulation.

          The proposed transaction will neither impair nor diminish the Commission's jurisdiction in any respect. The Commission will continue to have jurisdiction over all of the wholesale sales that PECO will make from Peach Bottom. In addition, the proposed transaction will not result in any transfer of jurisdiction from the Commission to the SEC.

---------------

20/ The frozen rates in Maryland are based on current base rates and actual fuel costs for the 12-month period ending April 30, 2000. The settlement contains a consumer-protection provision that provides that, if generating units are actually sold prior to April 30, 2000, an adjustment may be made to reflect any effect of the transfer on actual fuel costs.

21/  Merger Policy Statement at 30,124-25.

          The proposed transaction also will not have any adverse impact on state regulation. Delaware, Maryland, New Jersey, Pennsylvania, and Virginia are each making determinations concerning all or portions of the proposed divestitures of the ACE and DP&L nuclear interests. State Commissions of each of these states will continue to exercise jurisdiction over retail sales in their respective states.

IV.  OTHER REQUIREMENTS PURSUANT TO SECTION 33.2 OF THE
     COMMISSION'S REGULATIONS

     A.   Name And Address Of Principal Business Office Of:

          1.   ACE

               Atlantic City Electric Company
               c/o Conectiv
               800 King Street
               P.O. Box 231
               Wilmington, DE 19801
               (302) 429-3016

          2.   DP&L

               Delmarva Power & Light Company
               c/o Conectiv
               800 King Street
               P.O. Box 231
               Wilmington, DE 19801
               (302) 429-3016

          3.   PECO

               PECO Energy Company
               2301 Market Street
               Philadelphia, PA 19103
               (215) 841-6863

     B. Names And Addresses Of Persons Authorized To Receive Notice And Communications With Respect To The Application

          1.   ACE

               J. Mack Wathen
               Director, Regulatory Affairs
               Conectiv
               800 King Street, P.O. Box 231
               Wilmington, DE 19801
               (302) 429-3285
               (302) 429-3230 (Facsimile)
               mack.wathen@conectiv.com

               Randall V. Griffin
               Senior Counsel
               Conectiv
               800 King Street, P.O. Box 231
               Wilmington, DE 19801
               (302) 429-3016
               (302) 429-3801 (Facsimile)
               randall.griffin@conectiv.com

               John N. Estes, III
               Skadden, Arps, Slate, Meager & Flom LLP
               1440 New York Ave., N.W.
               Washington, D.C. 20005-2111
               (202) 371-7950
               (202) 393-5760 (Facsimile)
               jestes@skadden.com

          2.   DP&L

               J. Mack Wathen
               Director, Regulatory Affairs
               Conectiv
               800 King Street, P.O. Box 231
               Wilmington, DE 19801
               (302) 429-3285
               (302) 429-3230 (Facsimile)
               mack.wathen@conectiv.com

               Randall V. Griffin
               Senior Counsel
               Conectiv
               800 King Street, P.O. Box 231
               Wilmington, DE 19801
               (302) 429-3016
               (302) 429-3801 (Facsimile)
               randall.griffin@conectiv.com

               John N. Estes, III
               Skadden, Arps, Slate, Meager & Flom LLP
               1440 New York Ave., N.W.
               Washington, D.C. 20005-2111
               (202) 371-7950
               (202) 393-5760 (Facsimile)
               jestes@skadden.com

          3.   PECO

               Ward L. Smith
               PECO Energy Company
               2301 Market Street, S23-1
               Philadelphia, PA 19103
               (215) 841-6863
               (215) 568-3389 (Facsimile)
               wlsmith@peco-energy.com

               Floyd L. Norton, IV
               Morgan, Lewis & Bockius LLP
               1800 M Street, N.W.
               Washington, D.C. 20036
               (202) 467-7620
               (202) 467-7176 (Facsimile)
               nort7620@mlb.com

     C.   Designation Of Territories Served, By Counties And States

          1.   ACE

          New Jersey Counties
               Atlantic
               Burlington
               Camden
               Cape May
               Cumberland (portions)
               Gloucester
               Ocean
               Salem

          2.   DP&L 22/

          Delaware Counties
               New Castle
               Kent
               Sussex

          Maryland Counties
               Caroline
               Cecil
               Dorchester
               Harford
               Kent
               Queen Anne's
               Somerset
               Talbot
               Wicomico
               Worcester

          Virginia Counties
               Accomack
               Northhampton

---------------

22/ In addition to D&L's service within the following counties, various other utilities, municipalities, and electric cooperatives serve loads within portions of such counties.

          3.   PECO

          PECO provides retail electric and natural gas service in Pennsylvania, in all or portions of the following counties: Bucks, Lancaster (gas only), Montgomery, Chester, York (electric only), and Delaware. PECO also serves electric customers in the City of Philadelphia.

     D.   Description Of Jurisdictional Facilities At Peach Bottom

          The proposed transaction will transfer to PECO one-half of ACE's interest and one-half of DP&L's interest in generator step-up transformers and associated equipment, as well as all other jurisdictional facilities.

     E.   Description Of Sale And Statements As To Consideration

          The proposed transaction involves the sale of one-half of ACE's interest in Peach Bottom and one-half of DP&L's interest in Peach Bottom to PECO. PECO will pay ACE $2,550,000 plus an amount equal to 3.755 percent of the net book value, as of the closing date, of the Nuclear Fuel Supplies. PECO will pay DP&L $2,550,000 plus an amount equal to 3.755 percent of the net book value, as of the closing date, of the Nuclear Fuel Supplies.

     F. Statement Of Facilities At Peach Bottom To Be Disposed Of, Giving A Description Of Their Present Use And Their Use After Disposition

          The jurisdictional facilities to be disposed of at Peach Bottom consist primarily of ACE's and DP&L's interests in generator step-up transformers and associated equipment. These facilities are currently used to step up generation produced by Peach Bottom. After the proposed transaction, these facilities will be used for the same purpose.

     G. Statement Of The Cost Of The Facilities At Peach Bottom Involved In The Sale

          The net book value of the jurisdictional facilities involved in the proposed transaction is $247,197.

     H. Statement As To The Effect Of The Sales On Any Contracts For The Purchase, Sale, Or Interchange Of Electric Energy

          As discussed above, the transfer of generation and related transmission assets will not affect the rates, terms, or conditions under any contract for the purchase, sale, or interchange of electric energy for resale.

     I.   Statement As To Other Required Regulatory Approvals

          1.   State Utility Commissions

          Authorization for the proposed transaction, or portions thereof, will be obtained from the NJBPU, the PPUC, and the VSCC.23/

          2.   The Securities and Exchange Commission

          Conectiv, as a registered holding company, will seek authorization for the proposed transaction from the SEC, pursuant to Section 12(d) of PUHCA.


---------------

23/ In addition, these state commissions, as well as the DPUC and the MPSC have been or will be requested to make findings under Section 32(c) of PUHCA regarding the related transactions between ACE, DP&L, and PSEG Nuclear.

          3.   The Nuclear Regulatory Commission

          Applicants will seek Nuclear Regulatory Commission approval, pursuant to the Atomic Energy Act, of the transfer of ACE's and DP&L's interests in Peach Bottom.

          4.   Hart-Scott-Rodino

          Applicants will seek clearance of the proposed transaction from the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act.

     J. Statement Of Facts Demonstrating That The Sales Will Be Consistent With The Public Interest

          The relevant facts demonstrating that the instant transaction is in the public interest have been set forth above in the body of this Application and in the attached Affidavit of Ms. Bruce Sloan.

     K.   Brief Statement Of Franchises Held

          1.   ACE

          ACE has the necessary franchises to furnish electric service in various municipalities or territories in New Jersey in which it currently provides such service.

          2.   DP&L

          DP&L has the necessary franchises to furnish electric service in various municipalities or territories in Delaware, Maryland, New Jersey, Pennsylvania, and Virginia in which it currently provides such service.

          3.   PECO

          As of January 1, 2000, PECO will not hold any franchises to provide generation service to retail electric customers in Pennsylvania. PECO will continue to furnish distribution service as a regulated monopoly within its Pennsylvania franchise area. In accordance with the terms of a settlement approved by the PPUC consistent with the Pennsylvania Electric Generation Customer Choice and Competition Act, all of PECO's retail electric customers will be entitled to purchase their electric generation supply requirements from alternative electric generation suppliers. PECO will serve as provider of last resort to retail electric customers in the City of Philadelphia, Pennsylvania, and Bucks, Montgomery, Chester, (a portion of) York, and Delaware Counties, Pennsylvania.

          PECO holds franchises to provide retail gas service in Bucks, Montgomery, Chester, Delaware, and Lancaster Counties, Pennsylvania. The Commonwealth of Pennsylvania recently enacted legislation under which retail gas customers will also be entitled to purchase their gas supply requirements from alternative suppliers. Upon the implementation of the legislation, PECO will not hold any exclusive franchises to sell gas to retail customers, although it expects it will serve as provider of last resort to its existing retail gas customers and continue to provide distribution service to all retail customers within its service territory.

     L.   Form Of Notice

          A form of notice of the instant Application suitable for publication in the Federal Register is attached hereto. An electronic version of the notice is also submitted herewith on a 3 1/2" diskette, in WordPerfect 5.1 for DOS.

V.   EXHIBITS REQUIRED BY SECTION 33.3 OF THE COMMISSION'S REGULATIONS

          Concerning the exhibits required by Section 33.3 of the Commission's Regulations, Applicants state as follows:

          Exhibit A:     Applicants request waiver of the requirement to include
                         Exhibit A.

          Exhibit B:     Applicants request waiver of the requirement to include
                         Exhibit B.

          Exhibit C:     Applicants attach hereto generalized accounting
                         entries, indicating how the proposed transaction will be reflected on their books. To the extent necessary, Applicants request waiver of the requirement to include
                         Exhibit C.

          Exhibit D:     Applicants request waiver of the requirement to include
                         Exhibit D.

          Exhibit E:     Applicants request waiver of the requirement to include
                         Exhibit E.

          Exhibit F:     Applicants request waiver of the requirement to include
                         Exhibit F.

          Exhibit G:     As discussed in the body of this Application,
                         Applicants are seeking approval from a number of federal and state regulatory bodies. Applicants commit to provide copies of these applications (with exhibits) to any party (including Commission staff) that requests them. Applicants additionally commit to provide
                         Commission staff with any orders received as a result of such applications prior to a Commission order on this Section 203 Application. To the extent necessary,

                         Applicants request waiver of the requirement to include Exhibit G.

          Exhibit H:     Applicants attach hereto the Purchase Agreement
                         concerning the proposed transaction.

          Exhibit I: Applicants attach hereto a general geographic map indicating the location of the nuclear plant at issue.


VI.  REQUEST FOR EXPEDITED APPROVAL

          As demonstrated above, the proposed transaction is in the public interest. Accordingly, Applicants respectfully request that the Commission approve the Application without a hearing and that it issue an order as expeditiously as possible. Specifically, Applicants plan to close by March 31, 2000. The Purchase Agreements require that Commission approval be final and non-appealable. The Applicants therefore request Commission action by February 15, 2000.

VII. CONCLUSION

          WHEREFORE, for the reasons stated herein, the Applicants respectfully request that the Commission approve this Application under Section 203 of the Federal Power Act no later than February 15, 2000.

On behalf of Atlantic City Electric Company and Delmarva Power & Light Company:


/s/ Randall V. Griffin                     /s/ John N. Estes, III
-------------------------------------      -------------------------------------
Randall V. Griffin                         John N. Estes, III
Senior Counsel                             Skadden, Arps, Slate, Meagher & Flom
Conectiv                                   1440 New York Avenue, N.W.
800 King Street                            Washington, DC  20005-2111
P.O. Box 231                               (202) 371-7950
Wilmington, Delaware 19801
(302) 429-3016

On behalf of PECO Energy Company:


/s/ Ward L. Smith                          /s/ Floyd L. Norton, IV
-------------------------------------      -------------------------------------
Ward L. Smith                              Floyd L. Norton, IV
PECO Energy Company                        Michael C. Griffen
2301 Market Street                         Morgan, Lewis & Bockius LLP
Philadelphia, PA 19103                     1800 M Street, N.W.
(215) 841-6863                             Washington, D.C. 20036
                                           (202) 467-7000

December 9, 1999

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Atlantic City Electric Company          )    Docket No. ECOO-___-000
Delmarva Power & Light Company          )
PECO Energy Company                     )



                                NOTICE OF FILING

          Take notice that on December 9, 1999, Atlantic City Electric Company
(ACE), Delmarva Power & Light Company (DP&L), and PECO Energy Company (PECO) (collectively, Applicants) tendered for filing an application under Section 203 of the Federal Power Act for approval of the transfer of certain jurisdictional facilities in connection with the sale of ACE's and DP&L's interests in Peach Bottom Atomic Power Station to PECO.

          Any person desiring to be heard or to protest this filing should file a petition to intervene, comments, or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 C.F.R.
section 385.211 and 18 C.F.R. section 395.214). All petitions to intervene, comments, or protests should be filed on or before __________. Comments and protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceeding. Any person wishing to become a party must file a petition to intervene. Copies of the filing are on file with the Commission and are available for public inspection. This filing may also be viewed on the Internet at http://www.ferc.fed.us/online/rims.htm (call 202-208-2222 for assistance).

                                David P. Boergers
                                    Secretary

                                  ATTACHMENT A

                           AFFIDAVIT OF BRUCE M. SLOAN

                           AFFIDAVIT OF BRUCE M. SLOAN

INTRODUCTION

          My name is Bruce M. Sloan. I am a Principal at PHB Hagler Bailly, Inc ("PHB"). My business address is 1776 Eye Street, N.W., Washington, D.C. 20006. I have over 25 years experience in economic consulting and hold a Bachelor of Arts degree with honors in economics from Connecticut College and a Masters in Business Administration degree from George Mason University. Much of my academic training and professional experience has concerned competitive issues facing regulated utilities. My work in the last ten years has concentrated on the electric utility industry. Exhibit No. __ (BMS-1) contains a description of my qualifications.

PURPOSE FOR THE STUDY

          The purpose of the study is two-fold. First, it is being submitted in support of two Applications to be filed with the Federal Energy Regulatory Commission ("FERC" or the "Commission") for approval under Section 203 of the Federal Power Act for the transfer of jurisdictional facilities in connection with a transaction more fully described below. One Application is being filed jointly by Atlantic City Electric Company, Delmarva Power & Light Company (together "Conectiv") and PSEG Nuclear, LLC ("PSEG Nuclear"). The other Application is being filed jointly by Conectiv and PECO Energy Company ("PECO").

          Second, this study is being submitted in support of an Application to be filed jointly by Conectiv, PECO and Public Service Electric & Gas Company ("PSEG") (an affiliate of PSEG Nuclear) with the Pennsylvania Public Utility Commission ("Pa. PUC") for the issuance of certificates of public convenience evidencing Pa. PUC approval of the transfers of Pennsylvania jurisdictional assets from Conectiv to PECO and PSEG Nuclear in connection with the transaction more fully described below. In particular, this study provides the basis for the Pa. PUC to make findings, pursuant to Section 2811(e) of the Pennsylvania Public Utility Code, that the proposed acquisition is not likely to result in anticompetitive or discriminatory conduct, including the unlawful exercise of market power, which would prevent Pennsylvania retail electric customers from obtaining the benefits of a properly functioning competitive retail market for electric generation.

          In this affidavit, I address the effect of the Applicants' proposed sale and purchase of generation assets ("Proposed Purchases"), as described in the Applications, on market concentration in PJM and first-tier markets. This analysis examines the energy and short-term capacity products by defining the relevant geographic market using the Commission's traditional hub-and-spoke approach with PJM as the buying hub. In addition, I have conducted an Appendix A analysis, which supports my conclusions about market concentration and market power arising from the Proposed Purchases.


DESCRIPTION OF THE TRANSACTIONS

          Conectiv is divesting certain generation assets to PECO and PSEG Power LLC ("PSEG Power"). Specifically, Conectiv is divesting its 15.02 percent interest in the Peach Bottom Atomic Nuclear Station, Units 2 and 3, totaling 328 MW, in equal amounts to PECO and PSEG Power (164 MW each). In addition, PSEG Power will purchase from Conectiv a 14.82 percent interest in the Salem Nuclear Generating Station, Units 1 and 2, totaling 328 MW. PSEG Power will also purchase from Conectiv a 5 percent interest in Hope Creek Nuclear Generating Station, or 52 MW. In total, Conectiv will be divesting 708 MW and PECO will acquire 164 MW and PSEG Power will acquire 544 MW. The PSEG Power purchase will be made by PSEG Nuclear, LLC, a subsidiary of PSEG Power, that will own and, in the case of Salem and Hope Creek, operate the plants.


SUMMARY OF ANALYSIS

          The Applicants' proposed purchases do not create any market power concerns in the relevant geographic markets defined as PJM, PJM-West, PJM-Central and PJM-East and other first-tier destination markets. This conclusion is based on the market power analyses explained below.

          The hub-and-spoke analysis of installed capacity of PJM and first-tier markets indicates that the PJM market is unconcentrated pre- and post-transaction. The pre-transaction Herfindahl-Hirshman Index ("HHI") is only 764 and the change in HHI is only 5. This analysis indicates that the proposed purchases do not raise any market power concerns.

          The Appendix A analysis I have conducted considers the market implications of the proposed purchases by looking at economic capacity market measures in PJM and first-tier markets for eleven time periods (eleven time periods over three seasons during 2001). The analysis considers the market concentration in three markets within PJM prior to and after Conectiv's divestiture of its generating units to PECO and PSEG Power, as well. The pre-transaction analysis shows that the PJM market is unconcentrated with an HHI of less than 1,000. If transmission constraints segment PJM into three smaller geographic markets, the PJM-West market is unconcentrated and the PJM-Central and PJM-East markets are moderately concentrated markets with HHIs around 1,300. There is little or no change in HHIs in any of the first-tier markets due to the proposed purchases.

          The post-transaction analysis considers the effect of the proposed purchases of both PECO and PSEG Power on market concentration. This analysis is conservative because the consolidation of the transactions will have a larger impact on market concentration than individually looking at the impact of each transaction as a unique event in the marketplace. The change in HHI due to the consolidation of the transactions is below 100 in all of the time periods and is even below 50 in all but two off-peak periods (in PJM-Central, shoulder season and in PJM-East, shoulder season). These results indicate that the proposed purchases do not create potential market power problems within the relevant geographic markets. Therefore, the Commission should grant the Applicants' request to approve the proposed purchases.


DESCRIPTION OF THE APPLICANTS

CONECTIV

          Conectiv became a holding company after a series of merger transactions between Delmarva Power & Light Company ("DP&L") and Atlantic City Electric Company ("ACE"). DP&L and ACE are public utilities which supply and deliver electricity at wholesale and retail. DP&L also supplies and delivers natural gas to its customers. DP&L serves retail customers on the Delmarva Peninsula and portions of Maryland and Virginia. ACE serves retail customers in southern New Jersey. Conectiv owns 4, 455 MW of generating capacity. In 2001, Conectiv has commitments to purchase 973 MW of capacity under long-term (year or longer) contracts and commitments to sell 348 MW of capacity (of which 160 MW is due to terminate during 2001). Conectiv is a member of the Pennsylvania-New Jersey-Maryland Interconnection LLC ("PJM"), which I discuss in detail below.

PECO ENERGY COMPANY

          PECO is an electric and gas utility serving electric customers at retail in the five-county Philadelphia, Pennsylvania area and serving retail natural gas customers in five suburban counties. In 2001, PECO will own 9,262 MW, of which 4,119 MW is nuclear. PECO has long-term commitments in 2001 to purchase 60 MW and long-term commitments to sell 964 MW. PECO is a member of PJM. Beginning in January 1999, the Electricity Generation Customer Choice and Competition Act ("PA Competition Act") required the unbundling of retail electric services in Pennsylvania. Customer choice of electricity providers is being phased in between January 1999 and January 2000.

          PECO and British Energy have formed a joint venture, AmerGen Energy Company, LLC ("AmerGen"), to acquire interests in and operate nuclear generating stations in the United States. British Energy owns and operates 8 nuclear plants in the United Kingdom, with 12,000 MW. To date, AmerGen entered into agreements to acquire five nuclear generating stations totaling approximately 4,167 MW.1 All of these asset acquisitions have purchased power agreements ("PPA's") with the sellers to buyback some or all of the output from these units. These PPAs will terminate ranging from December 31, 2001 (Three Mile Island) to 12 years after the closing of the agreement (Vermont Yankee). PECO will market any energy available from these units on behalf of AmerGen.2

---------------

1 These proposed acquisitions include: Three Mile Island (786 MW) from GPU; Nine Mile Point (1.292 MW) from Niagara Mohawk Power Corporation ("NMPC") and New York State Electric & Gas Company ("NYSEG"); Clinton (930 MW) from Illinois Power Company ("IP"); Oyster Creek (619 MW) from GPU; and Vermont Yankee (540 MW) from the owners of the Vermont Yankee Nuclear Corporation.

2 In connection with the PPA for Clinton, IP will only purchase 75 percent of the output through 2004. Therefore, PECO will market the remaining 25 percent share (232 MW). In addition, in connection with the PPAs for Nine Mile Point 1 and 2, AmerGen will sell back 95 percent of Unit 1 to NMPC (with 31 MW to market) and 56 percent of Unit 2 to NMPC and NYSEG (with 297 MW to market). In my market power analyses, I attribute the full 560 MW available to AmerGen to sell in the marketplace to PECO.

          PECO Energy has entered into a merger agreement with Unicom Corporation ("Unicom"), the parent company of Commonwealth Edison Company ("ComEd"), a public utility. Upon completion of this merger, PECO Energy and AmerGen will be affiliates of ComEd. The parties have not yet applied for all the regulatory approvals needed to complete their merger and will not complete the merger until such approvals have been obtained. ComEd generating resources (19,925 MW) are consolidated with PECO generating resources in the analyses.

          The market analysis considers the ComEd/PECO merger to be completed by 2001. This assumption is conservative because it potentially overstates the capacity available to PECO in the event that the merger is not consummated.

          PECO's retail natural gas sales and transportation activities are provided by PECO Energy Distribution ("PED"), a division of PECO, and are regulated by Pa. PUC. PED's natural gas supply is acquired under contracts with suppliers with terms up to five years. It has long-term firm transportation contracts to move its gas supply to the market area with Texas Eastern Transmission Corporation ("Texas Eastern") and Transcontinental Gas Pipe Line Corporation ("Transcontinental"). PECO also has acquired underground storage from Texas Eastern. Transcontinental Equitrans, Inc. and CNG Transmission Corporation. Exelon Energy, Horizon and PECO Gas Supply, subsidiaries of PECO, participate in retail gas sales outside of PED's service territory.


PSEG POWER LLC

         PSEG Power LLC ("PSEG Power") is a wholly-owned subsidiary of Public Service Enterprise Group, an exempt public utility holding company under PUCHA. PSEG Power is the parent of PSEG Nuclear LLC ("PSEG Nuclear"), which was established in connection with New Jersey's retail access plan. On September 29, 1999, the Commission approved the transfer of all of the nuclear facilities owned by PSE&G to PSEG Nuclear.3 PSEG Nuclear sells all of the power from the nuclear plants that it owns to PSEG Energy Resources & Trade LLC, which is also a wholly-owned subsidiary of PSEG Power. It is anticipated that, by the time that the proposed transaction closes, PSEG Nuclear will own PSE&G's interests in

---------------

3    Public Service Electric & Gas Co., 88 FERC paragraph 61,299 at 61,916-17
     (1999)

Peach Bottom, Salem, and Hope Creek. PSEG Nuclear will be the purchaser of ACE's and DP&L's interests in these three plants.


PJM

          PJM is a power pool and Independent System Operator ("ISO") which integrates, through central dispatch, the generation and operations of its member companies. PJM consists of over 130 members located in all or part of Pennsylvania, New Jersey, Maryland, Delaware, Virginia and the District of Columbia. There is approximately 56,000 MW of pooled generating capacity within PJM. PJM is directly interconnected to Virginia Electric Power Company ("VP"), Allegheny Power System ("APS"), FirstEnergy, NMPC, NYSEG and Consolidated Edison Company ("ConEd").

          PJM was established in its current form on March 31, 1997, when the members of PJM's predecessor organization converted it from an unincorporated association into a limited liability company. In November 1997, the Commission issued an order authorizing the establishment of PJM as an ISO and authorized PJM to operate an hourly energy market known as the PJM Power Exchange ("PJM PX"). PJM dispatches generation based on a security/reliability constrained economic dispatch to minimize generation production cost in PJM. Transmission for this dispatch system is priced according to a Locational Marginal Pricing ("LMP") regime.

          LMP was implemented in PJM in April 1998. LMP is based on the marginal cost of supplying the next increment of electric energy at a location (bus). The LMP price is calculated as the marginal cost of supplying the next increment of load at the location taking into account both the cost of generation and the congestion cost of the transmission system. The congestion charge for an energy transaction is the difference between the LMP at the generation location and the LMP at the load location (times the total energy transferred).

         Along with the implementation of LMP, PJM developed a financial entitlement called Fixed Transmission Rights ("FTRs"), which provide load serving entities ("LSEs") and transmission customers of PJM with a financial hedge or contract to protect them from the possibility of increased costs due to transmission congestion. FTRs are generation source-to-load specific designations. PJM grants FTRs to LSEs through the purchase of network transmission service, and the amount of FTRs that a LSE may receive is based on its anticipated peak load. In addition, LSEs may request FTRs from PJM through the purchase of firm point-to-point transmission service. Market participants can acquire and sell FTRs in a secondary market on a bilateral basis. On April 15, 1999, PJM commenced an FTR auction to allow PJM market participants to purchase FTRs.4 On March 10, 1999, the Commission issued an order granting PJM utilities the authority to charge market-based prices for sales of energy and certain ancillary services into the PJM PX.5


ANALYTIC FRAMEWORK FOR THE ANALYSIS

          The Commission has stated that the proper way to analyze an asset divestiture/acquisition is to assess changes in existing market structure due to the transaction(s).6 The structural analysis involves five fundamental analytic steps: 1) identify the relevant product market; 2) identify the relevant geographic market; 3) identify potential suppliers of each product in the relevant geographic market; 4) assess market concentration, and 5) assess competitive effects, including future entry conditions. In Order No. 592 ("Merger Policy Statement"), the Commission adopted the Department of Justice ("DOJ") and Federal Trade Commission ("FTC") Merger Guidelines for measuring market concentration levels by the HHI. To determine whether a proposed merger will have a significant anticompetitive impact, the DOJ and FTC consider the level of the HHI prior to the transaction (pre-merger HHI), the level of HHI after the merger (the post-merger HHI) and the change in HHI that results from the merger. Therefore, the critical issue is whether the proposed change in ownership of generation assets is likely to increase concentration in the market and reduce competition in the future.

---------------

4    PJM Highlights April/May 1999, Volume 2, Issue 4.

5    Atlantic City Electric Company, et.al, 86 FERC paragraph 61,248 (1999).

6 Federal Energy Commission, Order No. 592A, FERC Statutes and Regulations 79 FERC paragraph 61,321 (1997).

RELEVANT PRODUCT MARKET

          In the past, the Commission has been concerned with three relevant product markets: nonfirm energy, short-term capacity (firm energy) and long-term capacity.7 Installed capacity has been used to measure a supplier's market share in the energy product market on the grounds that all of a unit's capacity could be used to produce energy, especially during off-peak periods. The uncommitted capacity measure has been associated with short-term capacity market measures on the grounds that year-round capacity could be sold only from the uncommitted portion of an unit's capacity. Long-term capacity is no longer considered because the Commission has concluded as a general matter that the potential for entry ensures that the long-term capacity market is competitive.8

          According to the Commission's recent approach to markets being deregulated and in transition, installed capacity is the relevant product to be addressed in cases involving electricity firms seeking market-based rates. In EME Homer City Generation, L.P., the Commission stated:

          The Commission typically evaluates uncommitted capacity (the difference between installed capacity and native load obligations, measured at the annual system peak) as a separate product. Currently, all of Homer City's capacity is uncommitted, while virtually all of the capacity owned by its competitors is committed. However, retail competition programs in the PJM and New York markets are premised on the release of native load obligations and the concomitant release of capacity from committed to uncommitted. As retail access becomes a reality, any capacity currently committed to serve the released retail loads will become uncommitted as soon as the customer decides to switch .... [W]e conclude that, in these circumstances (i.e., when the underlying market that is being evaluated is transitioning to retail competition, and the applicant is purchasing a divested generating unit that is currently used to serve native loads), the installed capacity figure (discussed above) provides the more relevant information about the generation dominance. 86 FERC paragraph 61,106 at 61,038-40 (1999).

          In December 1996, in the Merger Policy Statement, the Commission adopted a "delivered price test" to measure generation market power. Appendix A of Order No. 592 (the "Competitive Analysis Screen") specifies that a detailed analytic be calculated to measure the concentration of generation markets. This

---------------

7 Baltimore Gas & Electric and Potomac Electric Power Company, 76 FERC paragraph 61,111 at 61,572 (1996).

8 Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Services by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Order No. 888, FERC Statutes and Regulations paragraph 31,036 at 31,657 (1996). ("Order No. 888").

measure, economic capacity, is all economic supply that can be delivered into a destination market at a delivered cost less than 105 percent of the destination market price. Available economic capacity is economic capacity adjusted for native load and reserve requirements. Appendix A competitive screening methodology considers physical transmission constraints in determining the potential supply available to a destination market.

          Given the advanced state of deregulation and customer choice in the relevant geographic markets, I focused on the installed capacity measure for the hub-and-spoke analysis and the economic capacity measure for the Appendix A competitive screening analysis to analyze potential generation market power. In these markets, all load is assumed to be available to be supplied by competitive suppliers and all suppliers are assumed to be uncommitted to native load.


RELEVANT GEOGRAPHIC MARKETS

          Traditionally, the Commission has defined the relevant geographic market as utilities directly interconnected with the applicants, or first-tier utilities. Order No. 592 continues to define the relevant geographic market in terms of first-tier destination markets. Additional, the Commission considers other utilities who historically have been customers of the applicants as potential additional destination markets.

          All of the Applicants are members of PJM. In recent prior decisions, the Commission has determined that PJM can be considered one destination market because it is an ISO and has a single-system open access transmission tariff.9 Under this geographic market definition, the supply alternatives to every purchaser within PJM will be the same, when important transmission interfaces are not constrained.

          However, as noted above, when important transmission system interfaces are constrained, LMP will cause price differentials. At these times, purchasers of energy in constrained areas will pay a higher transmission charge reflecting the higher marginal price of each increment of energy utilizing the constrained interface. These constrained interfaces act to define smaller relevant geographic markets within the PJM buying hub.

          The Commission has accepted smaller geographic definitions of the relevant PJM markets based on three well-defined groups of transmission lines that are sensitive to voltage instability and voltage collapse. These segments of the PJM transmission system are referred to as the Western, Central and Eastern interfaces. The primary flow of energy in PJM is west to east. Therefore, LMP causes prices in the east to be higher than the areas to the west, when transmission constraints occur.

          Given the potential transmission constraints that periodically occur within PJM and the existence of LMP that differentiates the supply alternatives within PJM, there are four relevant geographic markets to be considered (other than first-tier markets): all PJM; PJM-West; PJM-Central; and PJM-East. Most of the Applicants' generation is located in PJM-East. However, each owns generation in PJM-Central and PJM-West.

          In summary, when transmission constraints are not limiting, the relevant geographic market is all PJM. PJM-West is the area in PJM to the east of the Western Interface. When the Western Interface is constrained, the relevant geographic market is the section within PJM that is east of the Western Interface, i.e. West-Central-East. PJM-Central is defined as the area in PJM to the east of the Central Interface. Thus, when the Central Interface is constrained, the relevant geographic market is defined as PJM-Central, i.e. Central-East. PJM-East is defined as the area within PJM that is east of the Eastern Interface. When the Eastern Interface is constrained, the relevant geographic market is only PJM-East.

DESCRIPTION OF METHODOLOGY

          I evaluated the likely competitive effects of the proposed purchases using the methodology described in Appendix A and utilizing PHB's Competitive Analysis Screening model ("CASm"), which implements the delivered price test and other calculations required in Appendix A. CASm is a linear programming model developed specifically to perform the calculations required in undertaking the Appendix A delivered price test. I examined eleven time periods for the economic capacity measure, selected to reflect a broad range of system conditions.

---------------

9    EME Homer City Generation, L.P., 86 FERC paragraph 61,016 (1999).

Broadly, I evaluated hourly load data to aggregate similar hours. I defined periods within three seasons (Summer, Winter and Shoulder) to reflect the differences in unit availability and transmission capacity as well as base flows on the network.

          The periods evaluated (and the designations used to refer to these periods in exhibits) are:

          SUMMER (June-July-August)

               SUPER PEAK 1 (S_P1):          Top 25 load hours

               SUPER PEAK 2 (S_SP2):         Top 150 load hours

               SUPER PEAK 3 (S_P3):          Top 500 load hours

               PEAK (S_P):                   Remaining peak hours

               OFF-PEAK (S_OP):              All off-peak hours

          WINTER (December-January-February)

               SUPER PEAK (W_SP):            Top 150 load hours

               PEAK (W_P):                   Remaining peak hours

               OFF-PEAK (W_OP):              All off-peak hours

          SHOULDER (March-April-May-September-October-November)

               SUPER PEAK (SH_SP):           Top 150 load hours

               PEAK (SH_P):                  Remaining peak hours

               OFF-PEAK (SH_OP):             All off-peak hours

          For each destination market, I evaluated conditions assuming market prices ranging from $15/MWh in Shoulder Off-Peak period (SH_OP) to $100/MWh in the Summer Super Peak period (S_SP1). This broad range of prices, in combination with the time periods, should be reflective of a sufficient range of system conditions such that the full effect of the proposed purchases is captured in the analysis.

          I intend my analysis to approximate conditions in the year 2001. The analysis reflects all announced asset divestitures and purchases.10 To do this, first, I conducted the Appendix A competitive screening test assuming the existing market structure and using publicly available data on transmission capacity. These inputs were adjusted to reflect capacity and transmission reratings to reflect 2001 conditions. In addition, the model I used assumes capacity is prorated based on a "squeeze down" method.11 The model incorporates simultaneous transmission import capability based on a common limiting element approach consistent with the Commission's approach outlined in FirstEnergy.12

MARKET POWER STANDARD

          As stated in the Merger Policy Statement, the Commission has adopted the DOJ/FTC Merger Guidelines for calculating HHIs to measure market concentration levels. As such, markets with a post-merger HHI of less than 1000 are considered "unconcentrated." The DOJ and FTC generally consider mergers in such markets unlikely to have anticompetitive effects. Markets with post-merger HHIs of 1000 to 1800 are considered "moderately concentrated." In those markets, mergers that result in an HHI change of 100 points or fewer are considered unlikely to have anticompetitive effects. Finally, post-merger HHIs of more than 1800 are considered to indicate "highly concentrated" markets. The Guidelines suggest that in these markets, mergers that increase HHI by 50 points or less are unlikely to have a significant anticompetitive impact, while mergers that increase that HHI by more than 100 points are presumed likely to reduce market competitiveness.

---------------

10 The assumptions concerning divestitures and purchases are listed in Exhibit No. __ (BMS-4).

11 Under this method, shares of available transmission are allocated at each interface, diluting as they get closer to the destination market. When there is economic supply (i.e., having a delivered cost less than 105 percent of the market price in the particular destination market) competing to get through a constrained transmission interface into a control area, the transmission capability is allocated to the suppliers in proportion to the amount of economic supply each supplier has outside the interface.

12   Ohio Edison Company, et. al., 80 FERC paragraph 61,039 at 61,104 (1997).

HUB-AND-SPOKE MARKET ANALYSIS

          The results of the hub-and-spoke analysis are presented in Exhibit No. (BMS-2). This analysis measures the concentration in the market defined as PJM and its first-tier hubs. The first-tier hubs include: the NYISO, FirstEnergy, VP and APS. The market also includes merchant generation planned to be on-line in 2001. As measured by installed capacity, the relevant geographic market is unconcentrated with an HHI of 764, and a change in HHI of only 5. Therefore, I conclude that the proposed purchase does not significantly increase concentration in the market and that there are no market power concerns in connection with the proposed transaction.

APPENDIX A ANALYSIS

          Consistent with the guidance in the Merger Policy Statement, I analyzed economic capacity. Given the advanced state of deregulation and customer choice within PJM. I did not measure available economic capacity because such an exercise would be speculative and not particularly meaningful as a measure of competitive impact caused by the proposed transaction.

          The summary of the pre-transaction economic capacity measures is presented in Exhibit No. (BMS-3). PJM is a unconcentrated market with HHIs under 1,000. As would be expected, as you move east, the markets become more concentrated. The PJM-East market has an HHI of 1,398 in Summer Super Peak 1. This represents a moderately concentrated market.

          As noted earlier, the post-transaction analysis of the markets looks at the consolidated effect of the transactions on the markets, rather than considering the effect of each transaction as a unique event in the marketplace. Consolidating the transactions in this matter has the effect of overstating the HHI statistic because each transaction will only contribute a portion of the total change in HHI and to the overall concentration in the market. Also, I have only modeled divestitures in which the solicitations have been completed and a buyer has been selected. If more divestitures occur by the year 2001, the market concentration will be lower than what is modeled. Exhibit No. (BMS-3) presents a summary of the results of the post-transaction market analysis. As shown on the exhibit, all markets pass the HHI screen.

          The PJM market remains unconcentrated, and the HHI in all periods is below 1,000. The change in HHI due to the proposed transaction in PJM is 100 or less, thereby passing the DOJ/FTC Merger Guidelines and the Commission Merger Policy Statement standards indicating no market power concerns. The PJM-West market is also unconcentrated, with HHIs below 1,000 and the change in HHI is 100 or less. Therefore, the proposed purchases do not create market power concerns in the PJM-West market. The PJM-Central market is moderately concentrated with HHIs ranging from 1,016 to 1,282. The change in HHI in the PJM-Central market is less than 100. The proposed transaction does not cause market power concerns in PJM-Central. The PJM-East market is also moderately concentrated, with HHIs ranging from 1,096 to 1,398. The change in HHI in the PJM-East is less than 100. The proposed purchases do not cause market power concerns in PJM-East. In addition, there is little or no change in HHI in any first-tier market. Therefore, I conclude that the proposed transaction does not cause market power concerns in any of the markets examined, as measured by economic capacity.

BARRIERS TO ENTRY

          It is appropriate to consider the potential exercise of market power through the creation of entry barriers. New entrants to the electricity generation market would not be disadvantaged by the proposed transaction. First, Applicants do not control generation sites that could be used to exclude potential rivals. Second, Applicants do not control fuel resources and fuel transportation facilities that could be used by potential rivals to block access to upstream resources. Finally, announced plans for new entry indicates that there do not exist barriers to entry.


CONCLUSIONS

          I have undertaken a hub-and-spoke and an Appendix A competitive screening analysis of the proposed purchases in accorandance with the Commission requirements as set forth in the Merger Policy Statement. The analyses are conservative because they measure increased concentration in the market arising from the consolidation of two separate transactions, rather than the individual effect on concentration from each transaction separately. The analyses demonstrate that the proposed purchases do not cause market power concerns in any relevant geographic market. Thereby, under the DOJ/FTC Merger Guidelines and the Commision Merger Policy Statement. I conclude that the proposed purchases are unlikely to have adverse competitive effects.

          In addition, for all of the reasons discussed above, my analysis demonstrates that the proposed acquisition satisfies the standards for approval under Section 2811(e) of the Pennsylvania Public Utility Code because the proposed acquisition is not likely to result in anticompetitive or discriminatory conduct, including the unlawful exercise of market power, which would prevent Pennsylvania retail electric customers from obtaining the benefits of a properly functioning competitive retail market for electric generation.

City of Washington
District of Columbia



                                    AFFIDAVIT


Bruce M. Sloan being duly sworn (affirmed) according to law, deposes and says that she is a Principal of PHB Hagler Bailley, Inc. (the "Company"); that she is authorized to and does make this Affidavit for the Company; and that the facts set forth in the foregoing Application are true and correct to the best of her knowledge, information and belief and she expects the Company to be able to prove the same at any hearing hereof.



                                        /s/ Bruce M. Sloan
                                        ----------------------------------------
                                        Bruce M. Sloan


Sworn to and subscribed before me
this 7th day of December 1999.

(My commission expires Jan. 1, 2003)

                                                       Exhibit No. _____ (BMS-1)


BRUCE MACKALL SLOAN                                                    PRINCIPAL
--------------------------------------------------------------------------------

Bruce Mackall Sloan has had extensive experience with the electric utility industry in connection with mergers, antitrust litigation, transmission access issues and QF contract provisions. She also has specialized in the telecommunications industry and has been involved in antitrust and regulatory case work. She brings a combination of experience, training, presentation skills and management ability that places her in the top rank of her profession. Examples of her service to clients include the following:

     o Principal, Putnam, Hayes and Bartlett, Inc. Washington, D.C., December 1998. Primary work involves market power issues in connection with the regulated utilities industries (electric, gas and telecommunications.)

     o Senior Consultant, EconONE Research, Inc. in Washington, D.C. from July 1997 to December 1998. Her primary work involves competitive market analysis in connection with regulatory filings market-based. Rates for electric utilities and natural gas storage and hub services provider before the Federal Energy Regulatory Commission (FERC) and various other consulting work on behalf of electric utilities and natural gas companies concerning deregulation issues including currently working on vertical market power issues regarding the Enova merger before the California Public Utility Commission. Other work involves antitrust issues regarding the deregulation of local telephone service.

     o Senior Consultant, Micronomics, Inc. in Washington, D.C. from December 1995 to July 1997. Primary work involves competitive market analysis in connection with regulatory filings for market-based rates for electric utilities and natural gas storage and hub services provider before the Federal Energy Regulatory Commission (FERC) and various other consulting work on behalf of electric utilities and natural gas companies concerning deregulation issues. Other work involved entry of Bell Operating Companies in video services markets. Antitrust work consisted of analytic studies of pricing behavior or pharmaceutical firms and analysis of competition to cable services in connection with the merger of two competing cable providers.

     o Senior Economist, Law & Economics Consulting Group, Washington, D.C., February 1995-November 1995. Extensive work on competitive market analysis in connection with regulatory filings for market-based rates and in connection with two major electric utility merger filings before the Federal Energy Regulatory Commission (FERC). Antitrust work consisted of analyzing the pricing behavior of the duopolist cellular service providers in the Los Angeles market to determine whether there existed tacit collusion between the providers. In addition, analyzed the market for ring laser gyroscopes in the commercial avionics market on behalf of Honeywell to determine whether there existed predatory pricing in response to a damage claim by Litton. Rebuttal of damages was based on the assessment of the marketing activities in this market.

                                                       Exhibit No. _____ (BMS-2)


BRUCE MACKALL SLOAN
PRINCIPAL                                                                      2
--------------------------------------------------------------------------------

     o Senior Associate, Putnam, Hayes & Bartlett, Washington, D.C., 1990-1995. Extensive regulatory work consisted of competitive market analyses in connection with four major electric utility mergers. Significant participation in preparation of a report to the Massachusetts Department of Public Utilities concerning utility merger policy. Various analyses were undertaken in connection with incentive regulation schemes for electric and natural gas clients as a possible alternative to cost-based regulation within state and federal jurisdictions. Participated in an electric utility breach of contract suit by a qualifying facility on behalf of Pacific Gas & Electric. Prepared two competitive market analyses on behalf of a natural gas storage owner to obtain market-based rates from FERC. Telecommunications experience consisted of preparation of an analysis of the federal telecommunications contract system with AT&T and Sprint in connection with FTS 2000. This analysis consisted of review of prices paid by the federal government versus prices available in the commercial market as well as availability of services. Litigation experience consisted of participation in rebuttal of the largest commercial damage claim filed in Canada by seven oil companies alleging lost sales of syncrude oil over a multi-year period. Rebuttal entailed a detailed analysis of the crude and refined products markets in Canada and the U.S. In addition, assisted in the development of a typewriter dumping case for Smith Corona for use in an International Trade Commission (ITC) proceeding.

     o Senior Analyst, National Economic Research Associates, Inc., Washington, D.C. 1973-1974, 1975-1990. Extensive work in both antitrust and energy areas. Primary antitrust work involved work over a five-year period on behalf of AT&T in pending litigation with MCI, Southern Pacific Communications Corporation, equipment manufacturers and the Department of Justice over competitive market issues. Electric utility work primarily consisted of antitrust litigation (price squeeze issues and uranium price fixing issues), work on competitive issues regarding the Southern California Edision/San Diego Gas & Electric merger, as well as a general policy work on behalf of the utilities. Energy work consisted of assessment of available energy supplies (coal, oil and natural gas).

     o Project Manager and Technical Writer, Greiner Environment Sciences, Inc., Baltimore, MD 1974-1975. Responsibilities at Greiner consisted of economic analysis to assess the enviromental impact of proposed highways, shopping centers and and mining project and the preparation of the draft and final environmental impact statements to be submitted to government agencies necessary to obtain project approvals. Other work consisted of analysis of fuel availability and price of several electric utilities.

BRUCE MACKALL SLOAN
PRINCIPAL                                                                      3
--------------------------------------------------------------------------------

Additional Info

EDUCATION

     M.B.A., George Mason University, Fairfax, VA, May 1995

     Attended Oxford University, May 1994

     B.A., (Honors), Economics, Connecticut College, New London, CT, 1973

     A.A., Social Sciences, Bradford Junior College, Bradford, MA, 1971


OTHER

     Member, Board of Directors of Graham Smokeless Coal Company 1982 to Present

                                                     EXHIBIT NO. _____ (BMS-2)
                                                  CONECTIV HUB-AND-SPOKE ANALYSIS
                                                        INSTALLED CAPACITY
                                                               (MW)


                                                                         2001
                                                  PRE-TRANSACTION                   POST-TRANSACTION
                                         Total        Market         HHI        Total     Market          HHI
                                        Capacity      Share                   Capacity    Share
PJM
   Conectiv                                6,758        4.1%          17        6,050       3.7%           14
   PSEG                                   11,168        6.8%          46       11,712       7.1%           51
   PECO (1)                               29,807       18.1%         329       29,971      18.2%          333
   Allegheny Electric Company                286        0.2%           0          286       0.2%            0
   Baltimore Gas and Electric              6,429        3.9%          15        6,429       3.9%           15
   City of Dover, DE                         191        0.1%           0          191       0.1%            0
   Easton Utilities Commission                56        0.0%           0           56       0.0%            0
   General Public Utilities                7,838        4.8%          23        7,838       4.8%           23
   Pennsylvania Power and Light            8,636        5.3%          28        8,636       5.3%           28
   Potomac Electric Power Co.              6,856        4.2%          17        6,856       4.2%           17
   UGI Corp.                                  67        0.0%           0           67       0.0%            0
   City of Vineland, NJ                      132        0.1%           0          132       0.1%            0
NYPP
   Central Hudson Gas and Electric         1,150        0.7%           0        1,150       0.7%            0
   Con Edison                              4,543        2.8%           8        4,543       2.8%            8
   Energy East (NYSEG) (2)                 3,680        2.2%           5        3,680       2.2%            5
   Long Island Power Authority             4,793        2.9%           9        4,793       2.9%            9
   Orange and Rockland Utilities              44        0.0%           0           44       0.0%            0
   Niagara Mohawk                          6,770        4.1%          17        6,770       4.1%           17
   New York Power Authority                7,114        4.3%          19        7,114       4.3%           19
   Rochester Gas and Electric              1,838        1.1%           1        1,838       1.1%            1
OTHER
   Allegheny Power System                  8,814        5.4%          29        8,814       5.4%           29
   First Energy                           14,426        8.8%          77       14,426       8.8%           77
   Virginia Power                         17,624       10.7%         115       17,624      10.7%          115
UNITS DIVESTED TO IPPS
   AES Corp.                               1,421        0.9%           1        1,421       0.9%            1
   Edison Mission                            942        0.6%           0          942       0.6%            0
   NRG                                     1,657        1.0%           1        1,657       1.0%            1
   KeySpan                                 2,167        1.3%           2        2,167       1.3%            2
   Westwood (Cinergy Capital and              30        0.0%           0           30       0.0%            0
   Trading)
   Sithe (3)                                   0        0.0%           0            0       0.0%            0
   Southern                                1,782        1.1%           1        1,782       1.1%            1
   Northbrook (4)                              0        0.0%           0            0       0.0%            0
   Orion Holdings                          1,840        1.1%           1        1,840       1.1%            1
   MRA NUGs                                1,928        1.2%           1        1,928       1.2%            1
   WPS/Sunbury (5)                             0        0.0%           0            0       0.0%            0
PLANNED UNITS (TOTAL PER OWNER)
   CNG                                       600        0.4%           0          600       0.4%            0
   Columbia Energy/Westcoast Power           500        0.3%           0          500       0.3%            0
   MidAtlantic                               390        0.2%           0          390       0.2%            0
   National Power Partners (6)               140        0.1%           0          140       0.1%            0
   OES (6)                                   140        0.1%           0          140       0.1%            0
   Williams (7)                              950        0.6%           0          950       0.6%            0
   FP&L Cogen Plant (PA)                     725        0.4%           0          725       0.4%            0

                  TOTAL:                 164,231      100.0%         764      164,231     100.0%          769

                         Change in HHI                                                                      5


(1) Includes ComEd generation (19,925 MW) and AmerGen generation (560 MW).
(2) Includes capacity owned by Energy East affiliates Carthage Energy, LLC and Energy East South Glen Falls, LLC.
(3) Capacity sold back to GPU through 2001.
(4) Capacity sold back to Niagara Mohawk through 2003.
(5) Capacity sold back to PP&L indefinitely ("a portion" of the power is sold back, but modeled as if all sold back).
(6) Each has a 50% share of the Shadyside plant.
(7) Includes purchase of all 700 MW of AES Ironwood output.

                                                      Exhibit No. __ (BMS-3)
                                                        Appendix A Analysis
                                                         Economic Capacity
                                                               (MW)


                                              PRE-TRANSACTION                           POST-TRANSACTION                   HHI
Market      Period  Price  Market    CON      PECO     PSEG         HHI        CON      PECO     PSEG            HHI       BOTH
                           Size      Mkt Shr  Mkt Shr  Mkt Shr    Pre-Merger  Mkt Shr  Mkt Shr  Mkt Shr      Post-Merger   ACQ.

APS         S_SP1   $100   42,834     0.0%     0.9%     0.0%        1,940      0.0%      0.9%     0.0%         1,940        0
APS         S_SP2    $75   42,831     0.0%     0.9%     0.0%        1,941      0.0%      0.9%     0.0%         1,941        0
APS         S_SP3    $50   42,245     0.0%     0.9%     0.0%        1,910      0.0%      0.9%     0.0%         1,910        0
APS         S_P      $30   38,614     0.0%     1.0%     0.0%        1,764      0.0%      1.0%     0.0%         1,764        0
APS         S_OP     $20   32,517     0.0%     0.9%     0.0%        1,805      0.0%      0.9%     0.0%         1,805        0
APS         W_SP     $25   38,273     0.1%     1.7%     0.2%        1,731      0.1%      1.7%     0.2%         1,731        0
APS         W_P      $20   30,018     0.2%     0.6%     0.3%        1,955      0.1%      0.6%     0.3%         1,955        0
APS         W_OP     $15   20,668     0.3%     6.9%     0.6%        1,695      0.2%      7.0%     0.7%         1,695        0
APS         SH_SP    $40   42,506     0.2%     1.5%     0.3%        1,568      0.1%      1.5%     0.3%         1,568        0
APS         SH_P     $25   36,425     0.2%     2.3%     0.4%        1,522      0.2%      2.3%     0.4%         1,522        0
APS         SH_OP    $15   20,122     0.5%     5.1%     1.1%        1,362      0.3%      5.1%     1.2%         1,363        1

FENER       S_SP1   $100   42,943     0.0%     1.1%     0.0%        1,929      0.0%      1.1%     0.0%         1,929        0
FENER       S_SP2    $75   42,938     0.0%     1.0%     0.0%        1,929      0.0%      1.0%     0.0%         1,929        0
FENER       S_SP3    $50   42,372     0.0%     1.1%     0.0%        1,901      0.0%      1.1%     0.0%         1,901        0
FENER       S_P      $30   39,096     0.0%     1.2%     0.0%        1,767      0.0%      1.2%     0.0%         1,767        0
FENER       S_OP     $20   36,173     0.0%     1.5%     0.0%        1,741      0.0%      1.5%     0.0%         1,741        0
FENER       W_SP     $25   39,427     0.1%     2.1%     0.2%        1,721      0.1%      2.1%     0.2%         1,906        0
FENER       W_P      $20   33,503     0.1%     3.5%     0.3%        1,906      0.1%      3.5%     0.3%         1,661        0
FENER       W_OP     $15   25,388     0.2%     8.0%     0.5%        1,661      0.2%      8.0%     0.6%         1,550        0
FENER       SH_SP    $40   43,197     0.2%     1.8%     0.3%        1,550      0.1%      1.8%     0.3%         1,550        0
FENER       SH_P     $25   37,687     0.2%     2.6%     0.4%        1,511      0.2%      2.6%     0.4%         1,511        0
FENER       SH_OP    $15   24,879     0.4%     8.0%     0.9%        1,436      0.3%      8.0%     1.0%         1,436        0

PJM ALL     S_SP1   $100   59,324     8.2%    11.6%    15.5%          921      7.1%     11.8%    16.3%           936       15
PJM ALL     S_SP2    $75   59,120     8.2%    11.6%    15.3%          917      7.2%     11.9%    16.1%           931       14
PJM ALL     S_SP3    $50   58,586     8.2%    11.7%    15.2%          920      7.2%     12.0%    16.0%           934       14
PJM ALL     S_P      $30   48,483     8.0%    12.6%    12.4%          854      6.7%     12.9%    13.3%           868       14
PJM ALL     S_OP     $20   40,617     8.0%    10.4%    11.3%          866      6.4%     10.8%    12.5%           880       14
PJM ALL     W_SP     $25   44,989     7.4%    11.8%    11.1%          829      6.0%     12.1%    12.1%           843       14
PJM ALL     W_P      $20   41,921     8.0%    10.8%    11.0%          860      6.5%     11.2%    12.1%           873       13
PJM ALL     W_OP     $15   34,031     5.3%    11.8%    12.1%          849      3.4%     12.2%    13.5%           879       30
PJM ALL     SH_SP    $40   48,649     8.6%    12.0%    13.1%          861      7.6%     12.2%    14.0%           872       11
PJM ALL     SH_P     $25   39,950     7.5%    11.3%    10.7%          797      6.2%     11.6%    11.7%           809       12
PJM ALL     SH_OP    $15   30,070     5.3%    11.0%    11.5%          818      3.6%     11.4%    12.9%           845       27

PJM C+E     S_SP1   $100   42,070    11.3%    15.6%    21.3%        1,253      9.8%     15.9%    22.5%         1,282       29
PJM C+E     S_SP2    $75   41,865    11.4%    15.6%    21.0%        1,246      9.9%     15.9%    22.1%         1,274       28
PJM C+E     S_SP3    $50   41,343    11.4%    15.8%    21.0%        1,255      9.9%     16.2%    22.1%         1,283       28
PJM C+E     S_P      $30   33,605    11.2%    17.3%    17.2%        1,151      9.4%     17.7%    18.6%         1,179       28
PJM C+E     S_OP     $20   27,550    11.2%    14.5%    15.3%        1,142      8.9%     15.0%    17.0%         1,168       26
PJM C+E     W_SP     $25   31,416    10.4%    16.0%    15.2%        1,095      8.4%     16.5%    16.7%         1,122       27
PJM C+E     W_P      $20   28,348    11.5%    15.1%    15.5%        1,176      9.3%     15.6%    17.2%         1,202       26
PJM C+E     W_OP     $15   23,840     7.1%    15.4%    15.4%        1,085      4.5%     16.0%    17.4%         1,140       55
PJM C+E     SH_SP    $40   34,462    12.0%    16.2%    18.1%        1,091     10.5%     16.6%    19.2%         1,112       21
PJM C+E     SH_P     $25   28,918    10.2%    14.9%    14.3%        1,017      8.3%     15.3%    15.7%         1,038       21
PJM C+E     SH_OP    $15   22.096     6.9%    14.3%    14.0%          973      4.5%     14.9%    15.8%         1,016       43


                                                                                                                       Page 1 of 2

                                              PRE-TRANSACTION                           POST-TRANSACTION                   HHI
Market      Period  Price  Market    CON      PECO     PSEG         HHI        CON      PECO     PSEG            HHI       BOTH
                           Size      Mkt Shr  Mkt Shr  Mkt Shr    Pre-Merger  Mkt Shr  Mkt Shr  Mkt Shr      Post-Merger   ACQ.

PJM EAST    S_SP1   $100   34,641    13.2%    17.0%    24.5%        1,367     11.8%     17.3%    25.7%         1,398       31
PJM EAST    S_SP2    $75   34,436    13.3%    17.1%    24.1%        1,355     11.9%     17.3%    25.3%         1,385       30
PJM EAST    S_SP3    $50   33,966    13.4%    17.3%    24.1%        1,364     12.0%     17.6%    25.3%         1,395       31
PJM EAST    S_P      $30   26,545    13.5%    19.4%    19.9%        1,247     11.7%     19.7%    21.5%         1,275       28
PJM EAST    S_OP     $20   21,416    13.9%    16.2%    18.1%        1,201     11.6%     16.6%    20.1%         1,228       27
PJM EAST    W_SP     $25   23,397    13.1%    19.0%    18.1%        1,215     11.0%     19.3%    19.8%         1,244       29
PJM EAST    W_P      $20   20,999    14.6%    17.7%    18.5%        1,281     12.3%     18.1%    20.4%         1,307       26
PJM EAST    W_OP     $15   17,240     8.9%    19.3%    19.8%        1,286      6.0%     19.8%    22.2%         1,363       77
PJM EAST    SH_SP    $40   27,142    14.6%    18.3%    21.3%        1,222     13.1%     18.5%    22.5%         1,245       23
PJM EAST    SH_P     $25   21,840    12.7%    17.2%    16.8%        1,074     10.8%     17.5%    18.4%         1,096       22
PJM EAST    SH_OP    $15   16,219     8.6%    17.0%    17.8%        1,093      6.0%     20.0%    20.0%         1,152       59

PJM W+C+E   S_SP1   $100   59,211     8.2%    11.6%    15.5%          910      7.2%     11.8%    16.3%           925       15
PJM W+C+E   S_SP2    $75   59,006     8.2%    11.6%    15.3%          906      7.2%     11.9%    16.1%           920       14
PJM W+C+E   S_SP3    $50   58,473     8.2%    11.7%    15.2%          908      7.2%     12.0%    16.0%           923       15
PJM W+C+E   S_P      $30   48,390     8.0%    12.6%    12.4%          842      6.7%     12.9%    13.4%           856       14
PJM W+C+E   S_OP     $20   40,519     8.0%    10.4%    11.3%          850      6.5%     10.8%    12.5%           863       13
PJM W+C+E   W_SP     $25   43,151     7.5%    12.3%    11.5%          834      6.1%     12.7%    12.6%           849       15
PJM W+C+E   W_P      $20   40,083     8.2%    11.4%    10.6%          854      6.6%     11.8%    11.8%           866       12
PJM W+C+E   W_OP     $15   32,639     5.2%    11.8%    11.5%          822      3.3%     12.3%    13.0%           853       31
PJM W+C+E   SH_SP    $40   48,649     8.6%    12.0%    13.1%          842      7.6%     12.2%    14.0%           853       11
PJM W+C+E   SH_P     $25   39,950     7.5%    11.2%    10.7%          785      6.2%     11.5%    11.7%           797       12
PJM W+C+E   SH_OP    $15   30,070     5.3%    11.0%    11.5%          801      3.6%     11.4%    12.9%           827       26

VP          S_SP1   $100   42,886     0.0%     0.9%     0.0%        1,984      0.0%      0.9%     0.0%         1,984        0
VP          S_SP2    $75   42,882     0.0%     0.9%     0.0%        1,985      0.0%      0.9%     0.0%         1,985        0
VP          S_SP3    $50   42,259     0.0%     0.9%     0.0%        1,952      0.0%      0.9%     0.0%         1,952        0
VP          S_P      $30   40,571     0.0%     0.8%     0.0%        1,924      0.0%      0.8%     0.0%         1,924        0
VP          S_OP     $20   33,685     0.0%     0.9%     0.0%        1,855      0.0%      0.9%     0.0%         1,855        0
VP          W_SP     $25   40,338     0.1%     1.3%     0.2%        1,812      0.1%      1.3%     0.2%         1,812        0
VP          W_P      $20   32,424     0.1%     3.3%     0.3%        1,996      0.1%      3.3%     0.3%         1,996        0
VP          W_OP     $15   20.717     0.3%     8.3%     0.6%        1,746      0.2%      8.3%     0.7%         1,747        1
VP          SH_SP    $40   42,679     0.2%     1.6%     0.3%        1,604      0.1%      1.6%     0.3%         1,604        0
VP          SH_P     $25   37,653     0.2%     2.3%     0.4%        1,543      0.2%      2.3%     0.4%         1,543        0
VP          SH_OP    $15   20.362     0.5%     8.8%     1.1%        1,389      0.3%      8.9%     1.2%         1,390        1


                                                                                                                       Page 2 of 2

                               EXHIBIT NO. (BMS-4)

                   ACQUISITIONS / DIVESTITURES / BUYBACKS 2001


1.   Conectiv

     Divests Peach Bottom to PECO (164 MW)

     Divests Peach Bottom to PSE&G (164 MW)

     Divests Salem to PSE&G (328 MW)

     Divests Hope Creek to PSE&G (52 MW)


2.   Con Ed

     Divests 2,167 MW to Keyspan

     Divests 1,469 MW to NRG

     Divests 1,840 MW to Orion

     Divests 810 MW to SOCO


3.   First Energy

     Acquires Seneca from GPU (88 MW)


4.   GPU

     Divests Three Mile Island to AmerGen (786 MW) - buyback 2001

     Divests Oyster Creek to AmerGen (619 MW) - buyback 2003

     Divests 4,127 MW to Sithe - buyback 2001

     Divests Seneca to First Energy (88 MW)

     Divests Yards Creek to PSE&G (200 MW)

     Divests Homer City to Edison Mission Energy (942 (MW) - buyback 2000


5.   LIPA

     Acquires Nine Mile Pt-2 from NYPA (205 MW) - sellback 2003


6.   Niagara Mohawk

     Divests Huntley/Dunkirk to NRG (1,349 MW) - buyback 6/03

     Divests Oswego to NRG (1,379 MW) - buyback 6/03

     Divests 72 Hydros to Orion (551 MW) - buyback 9/01

     Divests Nine Mile Pt-1 to AmerGen (618 MW) - buyback 95% 2005

     Divests Nine Mile Pt-2 to AmerGen (674 MW) - buyback 56% 2003

     Divests (settles out) with QFs (1,928 MW)

     Divests Albany to PSE&G (376 MW) - buyback 9/03


7.   NYSEG

     Divests 1,421 MW to AES

     Divests Homer City to Edison Mission Energy (942 MW)

     Divests Nine Mile Pt-2 to AmerGen (206 MW) - buyback 56% 2003


8.   Orange and Rockland

     Divests all generation to SOCO (810 MW)


9.   PECO/AmerGen

     Acquires Three Mile Island from GPU (786 MW) - sellback 2003

     Acquires Nine Mile Point-1 from NiMo (618 MW) - sellback 95% 2003

     Acquires Nine Mile Point Pt-2 from NiMo (674 MW) - sellback 56% 2003

     Acquires Nine Mile Point Pt-2 from NYSEG (206 MW) - sellback 56% 2003

     Acquires Clinton from Illin Pwr (930 MW) - sellback 75% 2004

     Acquires Oyster Creek from GPU (619 MW) - sellback 2003

     Acquires Peach Bottom from Connectiv (164 MW)

     Acquires Vermont Yankee from Yankee Group (504 MW) - sellback 2003


10.  PP&L

     Divests to WPS (404 MW)


11.  PSE&G

     Acquires Yards Creek from GPU (200 MW)

     Acquires Peach Bottom from Connectiv (200 MW)

     Acquires Salem from Connectiv (328 MW)

     Acquires Hope Creek from Connectiv (52 MW)

     Acquires Albany from NiMo (375 MW) - sellback 9/03

12.  Rochester Gas & Electric

     Divests Oswego to NRG (188 MW) - buyback 2003